Filed Pursuant to Rule 424(b)(2)
Registration No. 333-268013

Prospectus Supplement

(To Prospectus dated October 26, 2022)

$600,000,000

Ally Financial Inc.

5.548% Fixed-to-Floating Rate Senior Notes due 2033

This is an offering of $600,000,000 aggregate principal amount of 5.548% Fixed-to-Floating Rate Senior Notes due 2033 (the “notes”) of Ally Financial Inc. (“Ally”). The notes will initially bear interest at the rate of 5.548% per annum, payable semi-annually in arrears on January 31 and July 31 of each year, beginning on January 31, 2026, and ending on July 31, 2032. Beginning on July 31, 2032, the notes will bear interest at a floating rate per annum equal to Compounded SOFR (as defined herein) plus 178 basis points, payable quarterly in arrears on October 31, 2032, January 31, 2033, April 30, 2033 and at the maturity date. The notes will mature on July 31, 2033.

The notes will be unsubordinated unsecured obligations of Ally and will rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness and senior in right of payment to all existing and future indebtedness that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to all existing and future secured indebtedness of Ally to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of Ally, to the extent of the value of the assets of those subsidiaries.

Ally may, at its option, redeem the notes at the applicable times and at the applicable redemption price described herein under “Description of Notes—Optional Redemption.”

The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any exchange, listing authority or quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 to read about risks you should consider before buying the notes.

	Per Note	Total
Price to public(1)	100.000%	$600,000,000
Underwriting discount	0.500%	$3,000,000
Proceeds, before expenses, to Ally	99.500%	$597,000,000

(1)	Plus accrued interest, if any, from July 31, 2025.

The notes are not savings or deposit accounts of Ally or any of its bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency or insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank, SA/NV and Clearstream Banking, société anonyme, on or about July 31, 2025.

Joint Book-Running Managers

Barclays	Citigroup	Goldman Sachs & Co. LLC	RBC Capital Markets

Co-Managers

Lloyds Securities			SMBC Nikko
Academy Securities	Blaylock Van, LLC	Loop Capital Markets	Ramirez & Co., Inc.	Telsey Advisory Group

July 28, 2025

Prospectus Supplement

Prospectus

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates.

S-i

The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus or any free writing prospectus comes should inform themselves about and observe such restrictions. This prospectus supplement, the accompanying prospectus or any free writing prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References in this prospectus supplement to “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires, and the term “Ally” refers only to Ally Financial Inc.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This prospectus supplement and the accompanying prospectus contain or incorporate by reference documents containing various forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, or others.

All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, or uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•	evolving local, regional, national, or international business, economic, or political conditions;

•	changes in laws or the regulatory or supervisory environment, including as a result of financial services legislation, regulation, or policies or changes in government officials or other personnel;

•	changes in monetary, fiscal, or trade laws or policies, including as a result of actions by governmental agencies, central banks, or supranational authorities;

•	changes in accounting standards or policies;

•

changes in the automotive industry or the markets for new or used vehicles, including the rise of vehicle sharing and ride hailing, the development of autonomous and alternative-energy vehicles, and the impact of demographic shifts on attitudes and behaviors toward vehicle type, ownership, and use;

•	any instability or breakdown in the financial system, including as a result of the failure of a financial institution or other participants in it (such as the banking failures during 2023);

•

disruptions or shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;

•	changes in business or consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;

•	changes in our corporate or business strategies, the composition of our assets, or the way in which we fund those assets;

•	our ability to execute our business strategy for Ally Bank, including its digital focus;

•

our ability to optimize our automotive finance and insurance businesses and to continue diversifying into and growing other consumer and commercial business lines, including corporate finance, brokerage, and personal advice;

•

our ability to develop capital plans acceptable to the Board of Governors of the Federal Reserve System (FRB) and our ability to implement them, including any payment of dividends or share repurchases;

•

our ability to conduct appropriate stress tests and effectively plan for and manage capital or liquidity consistent with evolving business or operational needs, risk-management standards, and regulatory or supervisory requirements or expectations;

•	our ability to cost-effectively fund our business and operations, including through deposits (which could be subject to sudden withdrawals) and the capital markets;

•	changes in any credit rating assigned to Ally, including Ally Bank, or the ratings for our insurance business;

•	adverse publicity or other reputational harm to us, our service providers, or our senior officers;

•	our ability to develop, maintain, or market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;

•

our ability to innovate, to anticipate the needs of current or future customers, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;

•

the continuing profitability and viability of our dealer-centric automotive finance and insurance businesses, especially in the face of competition from captive finance companies and their automotive manufacturing sponsors and challenges to the dealer’s role as intermediary between manufacturers and purchasers;

•	our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;

•	changes in the credit, liquidity, or other financial condition of our customers, counterparties, service providers, or competitors;

•	our ability to effectively deal with economic, business, or market slowdowns or disruptions;

•	our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;

•

judicial, regulatory, or administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for, or are adverse to, us or the financial services industry;

•

the potential outcomes of judicial, regulatory, or administrative inquiries, examinations, investigations, proceedings, or disputes to which we are or may be subject, and our ability to absorb and address any damages or other remedies that are sought or awarded, and any collateral consequences;

•	the performance and availability of third-party service providers on whom we rely in delivering products and services to our customers and otherwise conducting our business and operations;

•	our ability to manage and mitigate security risks, including our capacity to withstand cyberattacks;

•	our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure;

•

the adequacy of our corporate governance, risk-management framework, compliance programs, or internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting or to effectively mitigate or manage operational risk;

•	the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;

•

our ability to keep pace with changes in technology, such as artificial intelligence, that affect us or our customers, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;

•	our ability to successfully make acquisitions or divestitures or to integrate acquired businesses;

•	the adequacy of our succession planning for key executives or other personnel and our ability to attract or retain qualified employees;

•	natural or man-made disasters, calamities, or conflicts, including terrorist events, cyber-warfare, and pandemics;

•	our ability to meet stakeholder expectations on sustainability-related issues;

•

policies and other actions of governments to manage and mitigate climate and other sustainability issues, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; or

•	other assumptions, risks, or uncertainties described in any of the Company’s annual, quarterly or current reports.

In addition, recent announcements regarding changes in U.S. trade policies and practices, as well as counter tariffs and other reciprocal actions by other jurisdictions, have contributed to increased volatility in financial markets and adversely affected economic conditions. Risks related to the continuation or escalation of tariffs and other trading restrictions, particularly to the extent impacting the automobile industry and related sectors, and the potential impact on inflation, global trade, new and used automobile sales, consumer purchasing power, customer creditworthiness and general economic conditions, could cause our financial results to differ from the anticipated results expressed or implied in any forward-looking statements.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data included in this prospectus supplement and in the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus supplement. It does not contain all of the information that is important to you. You should read both this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference, to understand fully the terms of the notes, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page S-10 and incorporated by reference herein as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page S-1.

Ally Financial Inc.

Ally Financial Inc. is a leading digital financial-services company with $193.3 billion in assets as of March 31, 2025. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the United States and offer a wide range of financial services and insurance products to automotive dealerships and consumers. We serve customers with deposits and securities brokerage and investment advisory services as well as automotive financing and insurance offerings. Our business also includes a seasoned corporate finance business that offers capital for equity sponsors and middle-market companies. Ally Financial Inc. is a Delaware corporation and is registered as a Bank Holding Company under the Bank Holding Company Act of 1956, as amended, and a Financial Holding Company under the Gramm-Leach-Bliley Act of 1999, as amended.

Our principal executive offices are located at Ally Detroit Center, 500 Woodward Ave., Floor 10, Detroit, Michigan 48226, and our telephone number is (866) 710-4623.

Our Business

Our primary business lines are Dealer Financial Services, which is composed of our Automotive Finance and Insurance operations, and Corporate Finance. The remaining activity is reported in Corporate and Other, which primarily consists of centralized corporate treasury activities as well as Ally Invest, our digital brokerage and personal advice offering, the management of our consumer mortgage portfolio, CRA loans and investments, and certain strategic investments through Ally Ventures.

Dealer Financial Services is composed of our Automotive Finance and Insurance segments. Our primary customers are automotive dealers, which are independently owned businesses. A dealer may sell or lease a vehicle for cash but, more typically, enters into a retail installment sales contract or operating lease with the customer and then sells the retail installment sales contract or the operating lease and the leased vehicle, as applicable, to Ally or another automotive-finance provider. The purchase by Ally or another provider is commonly described as indirect automotive lending to the customer.

Our Dealer Financial Services business is one of the largest full-service automotive finance operations in the country and offers a wide range of financial services and insurance products to automotive dealerships and their customers. We have deep dealer relationships that have been built throughout our over 100-year history, and we are leveraging competitive strengths to expand our dealer footprint. Our dealer-centric business model encourages dealers to use our broad range of products through incentive programs like our Ally Dealer Rewards program. Our automotive finance services include purchasing retail installment sales contracts and operating leases from dealers, extending automotive loans directly to consumers, offering term loans to dealers, financing dealer floorplans and providing other lines of credit to dealers, supplying warehouse lines to automotive retailers, offering automotive-fleet financing, providing financing to companies and municipalities for the purchase or lease of vehicles, and supplying vehicle-remarketing services. We also offer retail vehicle service contracts (VSCs) and commercial insurance primarily covering dealers’ vehicle inventories. We are a leading provider of VSCs, guaranteed asset protection (GAP), and vehicle maintenance contracts (VMCs).

Our Corporate Finance operations primarily offer senior-secured loans to private equity sponsor-owned U.S.-based middle-market companies and to well-established asset managers that mostly provide leveraged loans. The portfolio is primarily composed of floating-rate leveraged asset-based and cash flow/enterprise value loans.

Ally Bank, our direct banking platform, is focused on growing and retaining a stable deposit base and deepening relationships with our 3.3 million retail deposit customers by leveraging our compelling brand and strong value proposition. Ally Bank is a digital direct bank with no branch network that obtains retail deposits directly from customers. We have grown our deposits with a strong brand that is based on a promise of being straightforward with our customers and offering high-quality customer service. Ally Bank has consistently increased its share of the direct banking deposit market and remains one of the largest direct banks in terms of retail deposit balances. Our strong customer acquisition and retention rates reflect the strength of our brand and, together with our overall value proposition, continue to drive growth in retail deposits. At March 31, 2025, Ally Bank had $151.4 billion of total deposits, including $146.1 billion of retail deposits. Ally Bank’s assets and operating results are included within our Automotive Finance and Corporate Finance segments, as well as Corporate and Other, based on its underlying business activities.

For more information about our business, please refer to “Part I, Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, “Part I, Item 2. “—Primary Lines of Business” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as any descriptions of our business in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein.

Recent Developments

On July 18, 2025, we announced our preliminary financial results for the quarter ended June 30, 2025. Such financial results are included in our Current Report on Form 8-K filed with the SEC on July 28, 2025 (the “Second Quarter 2025 Form 8-K”) and are incorporated by reference in this prospectus supplement. The financial results included in the Second Quarter 2025 Form 8-K are preliminary and may change as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of the review of our consolidated financial statements. Accordingly, these preliminary unaudited results may materially differ from the actual results that will be reflected in our consolidated financial statements for the quarter ended June 30, 2025, when they are completed and publicly filed with the SEC on our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. The Second Quarter 2025 Form 8-K should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, incorporated by reference in this prospectus supplement.

The information presented in the Second Quarter 2025 Form 8-K is preliminary and is subject to revision based on the completion of our second quarter financial close and reporting process. As a result, the information in the Second Quarter 2025 Form 8-K constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties. The preliminary financial results in the Second Quarter 2025 Form 8-K have not been audited, reviewed or compiled by our independent registered public accounting firm, Deloitte & Touche LLP.

Summary of the Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the notes.

For a description of certain considerations that should be taken into account in connection with an investment in the notes, see “Risk Factors” beginning on page S-10.

Issuer	Ally Financial Inc.

Notes Offered	$600,000,000 aggregate principal amount of 5.548% Fixed-to-Floating Rate Senior Notes due 2033.

Maturity Date	The notes will mature on July 31, 2033.

Fixed Interest Rate	5.548% per annum.

Fixed Rate Period	From, and including, the issue date to, but excluding, July 31, 2032.

Fixed Interest Payment Dates	Each January 31 and July 31, beginning on January 31, 2026, and ending on July 31, 2032.

Fixed Interest Day Count Convention	Fixed interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Interest Rate	Compounded SOFR, determined as set forth under “Description of Notes—Principal Amount; Maturity and Interest—Floating Rate Period,” plus 178 basis points.

Floating Rate Period	From, and including, July 31, 2032, to, but excluding, the maturity date.

Floating Interest Payment Dates	October 31, 2032, January 31, 2033, April 30, 2033 and at the maturity date, as further described below under “Description of Notes—Principal Amount; Maturity and Interest—Floating Rate Period.”

Floating Interest Day Count Convention	Floating interest will be computed on the basis of actual number of days in each interest period (or any other relevant period) and a 360-day year.

First Interest Payment Date	January 31, 2026.

Ranking	The notes will constitute unsubordinated unsecured indebtedness of Ally.

The notes will:

•	rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness;

•	rank senior in right of payment to all of Ally’s existing and future indebtedness that by its terms is expressly subordinated to such notes;

•	be effectively subordinated to Ally’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of Ally’s subsidiaries to the extent of the value of the assets of such subsidiaries.

As of March 31, 2025, the Company had approximately $20.5 billion in principal amount of total debt outstanding, consisting of $11.3 billion and $9.2 billion in principal amount of unsecured and secured debt, respectively. On May 15, 2025, the Company issued $750 million aggregate principal amount of its 5.737% Fixed-to-Floating Rate Senior Notes due 2029.

Optional Redemption	The notes will be redeemable at Ally’s option, in whole or in part, at any time and from time to time, on or after January 27, 2026 (180 days from July 31, 2025) (or, if additional notes are issued thereafter, beginning 180 days after the issue date of such additional notes), and prior to July 31, 2032 (the date that is one year prior to the maturity date), at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date (assuming that the notes to be redeemed matured on July 31, 2032 (the date that is one year prior to the maturity date)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement) plus 25 basis points less (b) interest accrued on the notes to be redeemed to the date of redemption; and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, Ally may, at its option, redeem the notes (i) in whole but not in part on July 31, 2032 (the date that is one year prior to the maturity date) or (ii) in whole or in part, at any time and from time to time, on or after May 31, 2033 (the date that is two months prior to the maturity date), in each case at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The notes will not be subject to repayment at the option of the holder at any time prior to maturity.

See “Description of Notes—Optional Redemption of the Notes.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things,

•	limit Ally’s ability to:

•	grant liens on its assets to secure indebtedness without equally and ratably securing such notes; and

•	merge or consolidate, or transfer or dispose of all or substantially all of its assets; and

•	require Ally to provide certain periodic and interim reports to the holders of such notes.

The notes contain covenants that will, among other things:

•	limit the ability of Ally and its subsidiaries to make payments to holders of such notes in return for a consent, waiver or amendment to the terms of such notes; and

•

require Ally to provide certain additional financial information to the holders of such notes and to prospective investors, upon their request under certain circumstances, as described in the last sentence of “Description of Notes—Certain Covenants—SEC Reports and Reports to Holders”.

No Prior Market	The notes will be new securities for which there is no market. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so. Any market making with respect to such notes may be discontinued without notice at any time in their sole discretion. We do not intend to list the notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. Pending the application of the proceeds, we may invest the proceeds in short-term securities. See “Use of Proceeds.”

Considerations for Benefit Plan Investors	For a discussion on certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain Benefit Plan and IRA Considerations.”

Risk Factors	For a discussion of the risks that you should consider carefully before making an investment in the notes, please see “Risk Factors.”

RISK FACTORS

Your decision whether to acquire any notes will involve risk. The risks described below are intended to highlight risks that are specific to the notes being offered but are not the only risks we face.

You should be aware of, and carefully consider, the following risk factors, along with all of the risks and other information provided or referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, including the discussion in our periodic and current reports including all of the risks discussed in the “Risk Factors” section thereof, before deciding whether to participate in the offering of the notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward- looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Relating to the Notes

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness, which requires significant interest and principal payments. As of March 31, 2025, we had approximately $20.5 billion in principal amount of indebtedness outstanding. On May 15, 2025, the Company issued $750 million aggregate principal amount of its 5.737% Fixed-to-Floating Rate Senior Notes due 2029. We may incur additional indebtedness from time to time. If we do so, the risks related to our high level of indebtedness could be increased.

Our substantial level of indebtedness could have important consequences to holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•

limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross- default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our indebtedness is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

Any credit ratings assigned to the notes may not reflect all risks on the market value of the notes.

Any credit ratings assigned to the notes reflect the rating agencies’ opinion of our ability to make payments on the notes when such payments are due and are not a guarantee of quality. Actual or anticipated changes in the credit ratings assigned to the notes will generally affect the value of your notes. The credit ratings assigned to the notes, however, may not reflect fluctuations in the market value of the notes as a result of changes in prevailing interest rates, our credit spreads, or other factors. Agency ratings are not a recommendation to buy, sell, or hold any security and may be revised or withdrawn at any time. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our banking and insurance subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness or fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

Our subsidiaries will not guarantee the notes and will not be restricted under the indenture for the notes. Your right to receive payments on the notes is effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Our subsidiaries will not guarantee the notes and will not be restricted under the indenture for the notes. Accordingly, in the event of a bankruptcy or insolvency, the claims of creditors of our subsidiaries, including holders of any of our outstanding notes that are guaranteed by our subsidiaries, would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries. None of our subsidiaries, or any of their respective subsidiaries, has any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their liabilities, including trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The notes and the indenture will permit us to sell our interests in (through merger, consolidation or otherwise) our subsidiaries, or sell all or substantially all of the assets of any of our subsidiaries, in each case, without the consent of the holders of the notes in certain circumstances.

Our less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements. As a result, we may not be able to access their cash flows to service our debt obligations, including obligations in respect of the notes.

The notes will be effectively subordinated to our existing and future secured indebtedness which is secured by a lien on certain of our assets.

As of March 31, 2025, we had approximately $9.2 billion in aggregate principal amount of secured indebtedness outstanding. The notes will not be secured by any of our assets. As a result, our existing and future secured indebtedness will rank effectively senior to the indebtedness represented by the notes, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our secured creditors will have a superior claim to the applicable collateral. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. The existing and future liabilities of our subsidiaries will be structurally senior to the indebtedness represented by the notes to the extent of the value of the assets of such subsidiaries.

In addition, if we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

Events for which acceleration rights under the notes may be exercised are more limited than those available under the terms of our outstanding senior notes issued prior to the issue date of the notes.

On June 9, 2022, Ally entered into a sixth supplemental indenture with The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee, to the base indenture (as defined below), pursuant to which the terms of our senior notes to be issued on or after the date of the sixth supplemental indenture, including the notes, our 4.750% Senior Notes due 2027 issued on June 9, 2022 (the “4.750% Senior Notes due 2027”), our 7.100% Senior Notes due 2027 issued on November 15, 2022 (the “7.100% Senior Notes due 2027”), our 6.992% Fixed-to-Floating Rate Senior Notes due 2029 issued on June 13, 2023 (the “6.922% Fixed-to-Floating Rate Senior Notes due 2029”), our 6.848% Fixed-to-Floating Rate Senior Notes due 2030 issued on December 14, 2023 (the “6.848% Fixed-to-Floating Rate Senior Notes due 2030”), our 6.184% Fixed-to-Floating Rate Senior Notes due 2035 issued on July 26, 2024 (the “6.184% Fixed-to-Floating Rate Senior Notes due 2035”), our 5.543% Fixed-to-Floating Rate Senior Notes due 2031 issued on December 5, 2024 (the “5.543% Fixed-to-Floating Rate Senior Notes due 2031”) and our 5.737% Fixed-to-Floating Rate Senior Notes due 2029 issued on May 15, 2025 (the “5.737% Fixed-to-Floating Rate Senior Notes due 2029”) were modified. The modifications to the terms of our senior notes include, among other things, limiting the circumstances under which the payment of the principal amount of such senior notes can be accelerated.

All or substantially all of our outstanding senior notes issued prior to the issue date of the sixth supplemental indenture (the “existing senior notes”) provide acceleration rights for nonpayment of principal, premium (if any) or interest and for certain events relating to our bankruptcy, insolvency or reorganization. The existing senior notes also provide acceleration rights for our failure to observe or perform any other covenant or agreement under the indenture for 30 days after we have received written notice of such failure. In addition, the existing senior notes do not provide for a 30-day cure period before a nonpayment of principal becomes an event of default and acceleration rights become exercisable with respect to such nonpayment. However, under the sixth supplemental indenture payment of the principal amount of the notes:

•

may be accelerated only for (i) our failure to pay the principal of, premium (if any) or interest on the notes and, in each case, such nonpayment continues for 30 days after such payment is due, or (ii) the occurrence of certain events relating to bankruptcy, insolvency or reorganization of Ally; and

•	may not be accelerated if we fail to perform any covenant or agreement (other than nonpayment of principal, premium (if any) or interest).

As a result of these differing provisions, if we fail to perform any covenant or agreement (other than nonpayment of principal, premium (if any) or interest) that applies both to the notes and to any existing senior notes, the trustee and the holders of the existing senior notes would have acceleration rights that would not be available to the trustee or the holders of the notes. In addition, if we fail to pay the principal of any existing senior notes when due, an event of default would occur immediately with respect to such existing senior notes (and the exercise of acceleration rights could proceed immediately in accordance with the provisions of the applicable indenture under which such existing senior notes were issued), whereas, if we fail to pay the principal of the notes when due, the trustee and the holders of the notes must wait for the 30-day cure period to expire before such nonpayment of principal becomes an event of default and any acceleration rights are triggered with respect to such nonpayment. Any repayment of the principal amount of existing senior notes following the exercise of acceleration rights in circumstances in which such rights are not available to the holders of the notes could adversely affect our ability to make timely payments on the notes thereafter. These limitations on the rights and remedies of holders of the notes could adversely affect the market value of the notes, especially during times of financial stress for us or our industry.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice in their sole discretion. Therefore, an active market for the notes may not develop or, if developed, it may not continue.

The liquidity of any market for the notes and the market price will depend upon, among other things, the number of holders of such notes, our financial condition, financial performance and future prospects, the market for similar securities, our credit ratings with major credit rating agencies, the interest of securities dealers in making a market in such notes, the overall condition of financial markets and other factors. A liquid trading market may not develop for the notes. If a market develops for the notes, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and may fluctuate in the future. Such fluctuations and further interest rate increases could have an adverse effect on the liquidity and price of the notes.

In addition, credit rating agencies periodically review their ratings and ratings methodologies for the companies that they follow, including Ally, the issuer of the notes. A negative change in ratings could have an adverse effect on the liquidity and price of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the credit rating agency at any time.

A court could deem the issuance of the notes to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes.

In a bankruptcy proceeding by Ally, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. The Bankruptcy Code contains a provision permitting a trustee, debtor in possession or such other party to recover fraudulent transfers or void fraudulent obligations that in each case were made or incurred within two years prior to the commencement of a bankruptcy proceeding. The Bankruptcy Code also permits a trustee, debtor in possession or such other party utilize state laws and applicable state limitations periods, which would otherwise be available to individual creditors outside of bankruptcy, to recover such transfers or void such obligations. These state limitation periods are typically longer than two years. If a court were to find that Ally issued the notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the notes. In addition, under such circumstances, the value of any consideration holders received with respect to the notes could also be subject to recovery from such holders and possibly from subsequent transferees.

Therefore, a note could be voided, or claims in respect of a note could be subordinated to all other debts of Ally, if Ally at the time it incurred the indebtedness evidenced by the notes received less than reasonably equivalent value or fair consideration for the issuance of such notes, and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which Ally’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether Ally would be considered to be insolvent. If a court determined that Ally was insolvent after giving effect to the issuance of the new securities, it could void the notes, or potentially impose other forms of damages.

With respect to certain actions under the indenture governing the notes, holders of notes will vote together as a single class with holders of all other debt securities issued under the indenture governing the notes that are adversely affected by such actions; therefore the voting interest of a holder of notes under the indenture with respect to such actions will be diluted.

For purposes of the indenture governing the notes, the notes offered hereby and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the notes which requires the consent of holders of notes under the indenture other than those actions affecting only a particular series of notes will require the consent of the holders of not less than 66 2⁄3% in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of Notes—Modification of the Indenture.” Consequently, any action requiring the consent of holders of notes under the indenture governing the notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of such notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of the notes vote against, and the requisite consent to such action could be received, nonetheless. We also may, from time to time, issue additional debt securities under the indenture governing the notes which could further dilute the individual voting interest of each holder of the notes with respect to such actions.

We may redeem the notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.

We may, at our option, redeem the notes at the applicable times and at the applicable redemption price described herein under “Description of Notes—Optional Redemption.” In the event we choose to redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The notes are not savings accounts, deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

The interest rate on the notes will reset from fixed to floating rates.

During the period from, and including, July 31, 2025, to, but excluding, July 31, 2032, the notes will bear interest at a fixed rate of 5.548% per annum. However, during the period from, and including, July 31, 2032, to, but excluding, the maturity date, the notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 178 basis points, as further described below under “Description of Notes—Principal Amount; Maturity and Interest—Floating Rate Period.” As a result, the interest rate in any interest period during the floating rate period may be less than the initial interest rate or the interest rate that applies in the preceding interest period, which would affect the amount of any interest payments under the notes and, therefore, could affect their market value.

The amount of interest payable on the notes with respect to each interest period during the floating rate period will be determined near the end of such interest period for the notes.

The interest rate with respect to any interest period during the floating rate period will only be capable of being determined near the end of such interest period in relation to the notes. Consequently, you will not know the amount of interest payable with respect to each such interest period until shortly prior to the related interest payment date, and it may be difficult for you to reliably estimate the amount of interest that will be payable on the notes on each such interest payment date. In addition, some investors may be unwilling or unable to trade the notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the notes.

The interest rate on the notes during the floating rate period will be based on a compounded SOFR, which will be determined by reference to the SOFR Index.

For each interest period during the floating rate period, the interest rate on the notes will be based on a compounded SOFR calculated by reference to the SOFR Index (as defined below) using the specific formula described in this prospectus supplement. The SOFR Index measures the cumulative impact of compounding the daily secured overnight financing rate (“SOFR”) as provided by the Federal Reserve Bank of New York (the “FRBNY”). The value of the SOFR Index on a particular business day reflects the effect of compounding SOFR on such business day and allows the calculation of compounded SOFR averages over custom time periods. For this and other reasons, the interest rate during any Observation Period (as defined below) will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during the Observation Period for an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction in the Compounded SOFR (as defined below) used to calculate the interest rate on the notes during the relevant interest period.

In addition, the method for calculating an interest rate based upon SOFR in market precedents varies. Accordingly, the liquidity and market value of the notes may be adversely affected if the market predominantly adopts a different calculation method than the specific formula for Compounded SOFR used in the notes.

SOFR has a limited history and its historical performance is not indicative of future performance.

The FRBNY began to publish SOFR in April 2018. While some pre-publication hypothetical performance data has been published by the FRBNY, such data inherently involves assumptions, estimates and approximations. Therefore, SOFR has limited performance history and no actual investment based on the performance of SOFR was possible before April 2018. The level of SOFR during the floating rate period for the notes may bear little or no relation to the historical level of SOFR. The future performance of SOFR is impossible to predict and, therefore, no future performance of SOFR or the notes may be inferred from any of the hypothetical or actual historical performance data. Hypothetical or actual historical performance data are not indicative of the future performance of SOFR or the notes. Changes in the levels of SOFR will affect Compounded SOFR and, therefore, the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or Compounded SOFR will be positive.

The composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR and any failure of SOFR to maintain market acceptance could adversely affect the notes.

SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London interbank offered rate (“U.S. dollar LIBOR”) in part because it is considered representative of general funding conditions in the overnight U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank- specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. In addition, SOFR is an overnight rate, while U.S. dollar LIBOR represented interbank funding over different maturities. As a result, SOFR and the SOFR Index will likely not perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility, or global or regional economic, financial, political, regulatory, judicial or other events.

The differences between SOFR and U.S. dollar LIBOR may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on and value of the notes and the price at which you can sell the notes.

Further, other index providers are developing products that are perceived as competing with SOFR or the SOFR Index. It is possible that market participants will prefer one of these competing products and that such competing products may become more widely accepted in the marketplace than SOFR or the SOFR Index. To the extent market acceptance for SOFR or the SOFR Index as a benchmark for floating rate notes declines, the return on and value of the notes and the price at which investors can sell their notes in the secondary market could be adversely affected. In addition, investors in the notes may not be able to sell their notes at all or may not be able to sell their notes at prices that will provide them with a yield comparable to similar investments that continue to have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

As of the date of this prospectus supplement, there are multiple market conventions with respect to the implementation of SOFR as a base rate for floating rate notes or other securities. The manner of calculation and related conventions with respect to the determination of interest rates based on SOFR in floating rate notes markets may differ materially compared with the manner of calculation and related conventions with respect to the determination of interest rates based on SOFR in other markets, such as the derivatives and loan markets. Investors should consider carefully how any potential inconsistencies between the manner of calculation and related conventions with respect to the determination of interest or other payment rates based on SOFR across these markets may impact any hedging or other financial arrangements that they may put in place in connection with any acquisition, holding or disposition of the notes.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

The price at which the notes may be sold prior to maturity will depend on a number of factors, including, but not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of the notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of SOFR, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

The SOFR Index may be modified or discontinued and the notes may bear interest during the floating rate period by reference to a rate other than Compounded SOFR, which could adversely affect the value of the notes.

The interest rate during the floating rate period for the notes will be determined by reference to the SOFR Index as published by the FRBNY, as administrator of SOFR, based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. The FRBNY may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. These changes may be materially adverse to the interests of investors in the notes, by, for example, reducing the amount of interest payable on the notes during the floating rate period and the trading prices of the notes. In addition, the FRBNY may withdraw, modify or amend the published SOFR Index or other SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or other SOFR data that the FRBNY may publish after the interest rate for such interest period has been determined.

If we or our designee determine that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred with respect to the notes, then the interest rate on the notes during the floating rate period will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Description of Notes—Principal Amount; Maturity and Interest—Compounded SOFR.” If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the Alternative Reference Rates Committee (“ARRC”)), (ii) the International Swaps and Derivatives Association, Inc. (“ISDA”) or (iii) in certain circumstances, us or our designee.

In addition, the terms of the notes expressly authorize us or our designee, in connection with a Benchmark Replacement, to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the notes during the floating rate period by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark Transition Event, could adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes.

Further, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes); (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes; (iii) the Benchmark Replacement may have a very limited history and the historical performance of the Benchmark Replacement may not be indicative of the future performance of the Benchmark Replacement; (iv) the secondary trading market for the notes linked to the Benchmark Replacement may be limited; and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement, and the administrator of the Benchmark Replacement has no obligation to consider your interests in doing so.

In addition, a Benchmark Transition Event includes, among other things, a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative. The rate of interest on the notes may therefore cease to be determined by reference to the SOFR Index and instead be determined by reference to the Benchmark Replacement, even if the SOFR Index continues to be published. Such rate may be lower than Compounded SOFR for so long as the SOFR Index continues to be published, and the value of and return on the notes may be adversely affected.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates during corresponding periods. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates.

We or our designee will make certain determinations with respect to the notes, which determinations may adversely affect the notes.

We or our designee will make certain determinations with respect to the notes as further described under the caption “Description of Notes—Principal Amount; Maturity and Interest—Compounded SOFR.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under the caption “Description of Notes—Principal Amount; Maturity and Interest— Effect of Benchmark Transition Event.” In addition, we or an affiliate of ours may assume the duties of the Calculation Agent (as defined below) for the notes during the floating rate period. In making any required determinations, potential conflicts of interest may exist between us, or our designee (which may be our affiliate), and you. Any of these determinations may adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes. Moreover, certain determinations, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes, may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes. For further information regarding these types of determinations, see “Description of Notes—Principal Amount; Maturity and Interest—Compounded SOFR.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $597,000,000, after deducting the underwriting discount and before estimated offering expenses payable by us. We estimate that our expenses, other than the underwriting discount, will be approximately $1,500,000.

We intend to use the net proceeds from this offering for general corporate purposes. Pending the application of the proceeds, we may invest the proceeds in short-term securities.

CAPITALIZATION

The following table sets forth on a consolidated basis:

•	the actual capitalization of Ally as of March 31, 2025; and

•

the adjusted capitalization of Ally as of March 31, 2025, on an as adjusted basis to reflect the issuance of the notes and the issuance of Ally’s 5.737% Fixed-to-Floating Rate Senior Notes due 2029 on May 15, 2025.

This table should be read in conjunction with the historical consolidated financial statements and related notes that are contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2025
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$10,409	$11,753
Long-term debt
Secured
Due within one year	2,460	2,460
Due after one year	3,427	3,427
Total secured long-term debt	5,887	5,887
Unsecured
Due within one year	1,968	1,968
Due after one year	8,610	8,610
5.737% Fixed-to-Floating Rate Senior Notes due 2029(2)	—	750
New 5.548% Fixed-to-Floating Rate Senior Notes due 2033(3)	—	600
Total unsecured long-term debt	10,578	11,928
Total long-term debt	16,465	17,815
Total equity	14,232	14,232
Total capitalization	$30,697	$32,047

*	Totals may not add up due to rounding.
(1)

Adjusted amount reflects the proceeds of the issuance of the notes offered hereby and the 5.737% Fixed-to-Floating Rate Senior Notes due 2029, each at their respective issue price before deducting offering expenses but after deducting the applicable underwriters’ discount in connection with the issuance thereof.

(2)

On May 15, 2025, Ally issued $750,000,000 aggregate principal amount of its 5.737% Fixed-to-Floating Rate Senior Notes due 2029. The adjusted amount reflects the proceeds of the issuance of the 5.737% Fixed-to-Floating Rate Senior Notes due 2029 before deducting offering expenses but after deducting the applicable underwriters’ discount in connection with the issuance thereof.

(3)	Adjusted amount reflects the issuance of the notes offered hereby at their issue price.

DESCRIPTION OF NOTES

In this description, references to “Ally,” “we,” “our,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue 5.548% Fixed-to-Floating Rate Senior Notes due 2033 (the “notes”) under the indenture dated as of July 1, 1982 (the “base indenture”), as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, the fifth supplemental indenture dated as of September 30, 1998, and the sixth supplemental indenture dated as of June 9, 2022 (as so amended, the “Indenture”), among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). The notes will constitute a separate series of notes from those series previously issued under such Indenture. Those terms of a series of notes that differ from or that are in addition to the terms of the Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of notes. For the purposes of amending or modifying the Indenture, the holders of the notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the Indenture (together with the notes, the “Debt Securities”).

The following description is a summary of certain provisions of the Indenture and the notes. It does not restate the Indenture or the notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the Indenture at Ally’s address set forth under “Incorporation by Reference; Where You Can Find More Information.”

The notes will be issued in fully registered book-entry form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

The notes offered hereby will be issued on or about July 31, 2025.

Principal Amount; Maturity and Interest

Ally will issue the notes offered by this prospectus supplement in an initial aggregate principal amount of $600,000,000. The notes will mature on July 31, 2033.

The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars. The notes do not have the benefit of a sinking fund.

Interest will be payable on each interest payment date to the person in whose name the notes are registered at the close of business on the 15th calendar day prior to each interest payment date, whether or not a business day.

Interest on the notes will accrue from and including the date the notes are issued (the “issue date”) or from and including the most recent interest payment date for which interest has been paid or provided for with respect to the notes to, but excluding, the next interest payment date, redemption date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the notes.

If any interest payment with respect to the fixed rate period (as defined below), any redemption date, or the maturity date falls on a day that is not a business day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay. If any interest payment date with respect to the floating rate period (as defined below) falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, except that, if the next succeeding business day falls in the next calendar month, then such interest payment date will be advanced to the immediately preceding day that is a business day. If any interest payment date with respect to such floating rate period (other than the maturity date or any redemption date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward interest payment date will include interest accrued to but excluding such postponed or brought forward interest payment date.

Fixed Rate Period

During the period from, and including, July 31, 2025, to, but excluding, July 31, 2032 (the “fixed rate period”), the notes will bear interest at the rate of 5.548% per annum. Such interest will be payable semi-annually, in arrears, on January 31 and July 31 of each year, beginning on January 31, 2026, and ending on July 31, 2032. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period

During the period from, and including, July 31, 2032, to, but excluding, any redemption date or the maturity date (the “floating rate period”), the notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 178 basis points, as determined in arrears by the Calculation Agent in the manner described below. Such interest will be payable quarterly, in arrears, on October 31, 2032, January 31, 2033, April 30, 2033, and at the maturity date. Compounded SOFR for each interest period will be calculated by the Calculation Agent in accordance with the formula set forth below with respect to the Observation Period relating to such interest period.

Interest will be computed on the basis of the actual number of days in each interest period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the notes for each interest period will be computed by multiplying (i) the outstanding principal amount of the notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in the applicable Observation Period relating to such interest period (or any other relevant period) divided by 360. The interest rate on the notes will in no event be lower than zero.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each interest period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such interest period and prior to the relevant interest payment date and will notify us (if we are not the Calculation Agent) of the Compounded SOFR, such interest rate and accrued interest for each interest period as soon as reasonably practicable after such determination, but in any event by the business day immediately prior to the interest payment date. At the request of a holder of the notes, we will provide the Compounded SOFR, the interest rate and the amount of interest accrued with respect to any interest period, after the Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any floating rate period, will be maintained on file at the Calculation Agent’s principal offices and will be provided in writing to the Trustee.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the FRBNY and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The FRBNY notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period during the floating rate period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the FRBNY may publish after the interest rate for that interest period has been determined.

Compounded SOFR

With respect to any interest period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

(	SOFR IndexEnd	– 1)	x	360
	SOFR IndexStart			d

where:

“SOFR IndexStart” means, for periods other than the initial interest period in the floating rate period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period in the floating rate period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period (such first day expected to be July 31, 2032);

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable interest payment date (or in the final interest period, relating to the maturity date, or, in the case of the redemption of the notes, relating to the applicable redemption date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each interest payment date (or, in the case of the redemption or maturity of the notes, preceding the applicable redemption date or maturity date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the maturity date or, in the case of the redemption of the notes, preceding the applicable redemption date).

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at www.newyorkfed.org, or any successor source. The information contained on such website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the indenture or the notes, if we or our designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period will be an annual rate equal to the sum of the Benchmark Replacement plus 178 basis points.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website currently at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1)

Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

(2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)

Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the beneficial owners and holders of the notes and the Trustee absent manifest error;

•	if made by us as Calculation Agent, will be made in our sole discretion;

•

if made by a Calculation Agent other than us or our designee (which may be our affiliate), will be made after consultation with us, and such Calculation Agent or designee (which may be our affiliate) will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the indenture or the notes, shall become effective without consent from the holders of the notes, the Trustee or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by us or our designee (which may be our affiliate) on the basis as described above, and in no event shall the Trustee or the Calculation Agent be responsible for making any such determination, decision or election.

Under no circumstances will the Trustee or the Calculation Agent be responsible for selecting or determining any Benchmark Replacement if the Benchmark will no longer be available following a Benchmark Transition Event and its related Benchmark Replacement Date, nor will the Trustee have any responsibility for the determination or calculation of a Benchmark Replacement or Benchmark Replacement Adjustment, or for the determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Issuer or the Calculation Agent. In the case of a Benchmark Transition Event, we will select the Benchmark Replacement prior to the Benchmark Replacement Date and in consultation with the Calculation Agent, ensuring that the Calculation Agent will be able to meet its obligations and requirements under the indenture with respect to the Benchmark Replacement. In no event shall the Trustee have any obligation to serve as Calculation Agent.

As used in this “Effect of Benchmark Transition Event” section with respect to any Benchmark Transition Event and implementation of the applicable Benchmark Replacement and Benchmark Replacement Conforming Changes:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and we or our designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar- denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that we or our designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator for the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the firm appointed by us prior to the commencement of the floating rate period. We or an affiliate of ours may assume the duties of the Calculation Agent.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”), or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

No Guarantees

None of Ally’s subsidiaries will guarantee the notes.

Ranking

The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to such notes. The notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt. As of March 31, 2025, Ally and its direct and indirect subsidiaries on a consolidated basis had approximately $20.5 billion in principal amount of total debt outstanding, consisting of $11.3 billion and $9.2 billion in principal amount of unsecured and secured debt, respectively. On May 15, 2025, the Company issued $750 million aggregate principal amount of its 5.737% Fixed-to-Floating Rate Senior Notes due 2029.

The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of subsidiaries of Ally to the extent of the value of the assets of such subsidiaries.

Optional Redemption

The notes will be redeemable at Ally’s option, in whole or in part, at any time and from time to time, on or after January 27, 2026 (180 days from July 31, 2025) (or, if additional notes are issued after July 31, 2025, beginning 180 days after the issue date of such additional notes), and prior to the First Par Call Date, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes to be redeemed matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued on the notes to be redeemed to the date of redemption; and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On the First Par Call Date, the notes will be redeemable at Ally’s option, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On or after May 31, 2033 (the date that is two months prior to the maturity date), the notes will be redeemable, in whole or in part, at any time and from time to time, at Ally’s option at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If Ally redeems notes at its option, then (a) notwithstanding the foregoing, installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date for the notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“First Par Call Date” means July 31, 2032 (the date that is one year prior to the maturity date).

“Treasury Rate” means, with respect to any redemption date, the yield determined by Ally in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Ally after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System),

on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Ally shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, Ally shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, Ally shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Ally shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Ally’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be transmitted at least 30 days but not more than 90 days before the redemption date to each holder of the notes to be redeemed. Unless Ally defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the notes called for redemption.

If less than all of the notes are to be redeemed, the Trustee shall select pro rata or by lot or in such other manner as the Trustee shall deem fair and appropriate the notes to be redeemed, provided that as long as the notes are Global Notes, the notes to be redeemed may be selected by DTC in accordance with applicable DTC procedures. The Trustee may select for redemption notes and portions of notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of such notes redeemed in part will not be less than $2,000) and shall thereafter promptly notify Ally in writing of the numbers of notes to be redeemed, in whole or in part.

In addition, Ally may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

The notes will not be subject to repayment at the option of the holder at any time prior to maturity.

Certain Covenants

Limitation on Liens

The Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the successor corporation (if other than Ally) shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation shall expressly assume the interest and principal (and premium, if any) due under the Debt Securities and the performance and observance of all applicable conditions and covenants. In either case, the Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Payments for Consent

Ally will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or such notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Modification of the Indenture

The Indenture contains provisions permitting Ally and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued, with the consent of the holders of not less than 66 2⁄3% in aggregate principal amount of the Debt Securities which are affected by such modification or amendment, voting as one class, provided that, no such modification shall:

•

extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected; or

•

reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture.

The Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the Indenture, without the consent of the holders of the Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default, an Indenture Event of Default (as defined below) or a Covenant Breach (as defined below) permitting the enforcement of all or any of the several remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

•

to permit or facilitate the issuance of Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of any Debt Securities of any series; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of the notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the notes (including, for the avoidance of doubt, with respect to amendments to or waivers of the following covenants that will be set forth in the notes: the covenant described in the last sentence under “—Certain Covenants—SEC Reports and Reports to Holders” and the covenant described under “—Certain Covenants—Payments for Consent”, and all such covenants and provisions hereinafter referred to as, the “Additional Covenants”) and the holders of other Debt Securities shall not have any voting rights with respect to such matters as they relate to the notes.

Events of Default

An event of default with respect to the notes is defined in the Indenture as being (the “Indenture Events of Default”):

•	default for 30 days in payment of any principal or premium, if any with respect to the notes;

•	default for 30 days in payment of any interest with respect to the notes; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

In case any of the first or second Indenture Events of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities affected thereby then outstanding may declare the principal amount of all of the Debt Securities affected thereby to be due and payable. In case an event of default as set out in the third Indenture Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding Debt Securities to be due and payable. Any Indenture Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the notes, or of all the outstanding Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of Debt Securities shall have been declared to be payable, all series will be treated as a single class.

For Debt Securities issued on or after June 9, 2022, including the notes, no other defaults under or breaches of the Indenture or any Debt Securities, including the notes, will result in an Indenture Event of Default, whether after notice, the passage of time or otherwise and therefore none of such other events (even if constituting a Covenant Breach (as defined below)) will result in a right of acceleration of the payment of the outstanding principal amount of such Debt Securities, including the notes. However, certain events may give rise to a Covenant Breach. For the avoidance of doubt, the only Indenture Events of Default with respect to the notes are those set forth above.

A “Covenant Breach” under the Indenture, as to any series of Debt Securities issued on or after June 9, 2022, including the notes, the 4.750% Senior Notes due 2027, the 7.100% Senior Notes due 2027, the 6.992% Fixed-to-Floating Rate Senior Notes due 2029, the 6.848% Fixed-to-Floating Rate Senior Notes due 2030, the

5.543% Fixed-to-Floating Rate Senior Notes due 2031, the 6.184% Fixed-to-Floating Rate Senior Notes due 2035 and the 5.737% Fixed-to-Floating Rate Senior Notes due 2029, includes any default in the performance of any other covenant in the Indenture or such Debt Securities, including the notes, for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of the notes at the time outstanding.

Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of the notes shall vote as a separate class from the holders of the other Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only the notes and no other series of Debt Securities.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Indenture Event of Default or Covenant Breach shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The Indenture shall cease to be of further effect with respect to the notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all notes theretofore authenticated (other than any notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such notes not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all notes not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the Indenture by Ally with respect to such notes.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes offered by this prospectus supplement in all respects, or in all respects except for the issue date and price to public, payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes offered by this prospectus supplement and have the same terms as to status, redemption or otherwise as the notes offered by this prospectus supplement, provided that if such additional notes are not fungible with the original notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Concerning the Trustee

The Trustee for the notes will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to the notes. The Corporate Trust Office of the Trustee is currently located at 240 Greenwich Street, New York, New York 10286, U.S.A., Attention: Corporate Trust Administration.

The Indenture provides that the Trustee, prior to the occurrence of an Event of Default of the notes and after the curing of all such Events of Default of the notes which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture. If any such Event of Default has occurred (which has not been cured) with respect to the notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of notes with the same rights it would have if it were not the Trustee or agent; provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Indenture is and the notes will be governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

Except as set forth below, the notes will be issued in registered global form (the “Global Notes”) without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We and the Trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing such notes for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any of our or the Trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of such notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the notes, and in accordance with the certification requirements set forth in the indenture governing the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

Payments in respect of any notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to any notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Any notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, holding and disposition of the notes offered by this prospectus supplement by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 414(e) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the purchase, holding and disposition of the notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The purchase and holding of the notes by an ERISA Plan with respect to which Ally or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of such notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more or receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that such notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws. Neither this discussion nor anything herein is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan or a Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

Representation. Each purchaser and holder of the notes will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold such notes constitutes assets of any Plan or (ii) the purchase and holding of a note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The sale of the notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes we are offering. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary is limited to beneficial owners (referred to in this summary as holders) of the notes that purchase the notes upon their initial issuance at the offering price set forth on the cover page of this prospectus supplement and that will hold the notes as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will equal the stated principal amount of the notes or, if the issue price is less than the stated principal amount of the notes, the difference will be less than a de minimis amount (as set forth in applicable regulations). This summary does not address the tax considerations arising under the laws of any state or local jurisdiction or any non-U.S. jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation). In addition, this discussion does not address any alternative minimum or Medicare contribution tax considerations, nor does it address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	a financial institution (such as a bank or an insurance company);

•	real estate investment trusts;

•	regulated investment companies;

•	controlled foreign corporations and their shareholders;

•	passive foreign investment companies and their shareholders;

•	a tax-exempt entity, including qualified pension plans, individual retirement accounts and other deferred compensation arrangements;

•	governmental entities;

•	a broker or dealer in securities;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a wash sale, straddle, integrated transaction, conversion transaction or other risk reduction or synthetic transaction;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	entities or arrangements classified as partnerships or S corporations for U.S. tax purposes, or other pass-through entities or investors in such entities; or

•	a U.S. expatriate.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend upon your activities and the status of the partners. If you are a partnership or a partner in a partnership holding notes, you are urged to consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

If you are considering the purchase of notes, you are urged to consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” You are a “U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Retirement or Other Disposition

Upon the sale, retirement or other taxable disposition of a note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or other taxable disposition and your tax basis in the note (generally, its cost). For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which is treated as interest, as described under “Payments of Interest” above.

Gain or loss realized on the sale, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other disposition, the note has been held for more than one year. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the notes and the proceeds from a sale, retirement or other disposition of the notes. You may be subject to U.S. backup withholding on these payments if you fail timely to provide your correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign entity taxable as a corporation; or

•	a foreign estate or trust.

Subject to the discussion below concerning effectively connected income, backup withholding and FATCA withholding:

•	Payments of interest on the notes will not be subject to U.S. federal income tax (including 30% U.S. federal withholding tax), provided that:

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Ally entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to Ally through stock ownership; and

•	you have fulfilled the certification requirement described below.

•

You will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other disposition of a note, unless (i) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below, or (ii) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.- source capital losses) at a rate of 30% (or a lower applicable treaty rate).

The certification requirement described above generally will be satisfied if you certify on an appropriate IRS Form W-8 (or other appropriate form), under penalties of perjury, that you are not a U.S. person.

If you are engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of that trade or business, (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of notes, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with interest payments on the notes. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may be filed with the IRS in connection with the payment of proceeds of a sale, retirement or other disposition of a note, and you may be subject to backup withholding with respect to payments on your notes or on the proceeds from the sale, retirement or other disposition of a note. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and regulations promulgated thereunder, payments to foreign entities of interest on and the gross proceeds of dispositions of debt obligations of a U.S. issuer will, subject to the discussion below, be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Accordingly, withholding under FATCA generally will apply to payments of interest on the notes. However, under proposed U.S. Treasury Regulations, withholding under FATCA will not apply to payments of gross proceeds of a sale or other disposition of notes. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. You should consult your tax adviser regarding the possible effect of this withholding tax on your investment in the notes.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us and the underwriters, dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the entire principal amount of the notes indicated in the following table.

Name of Underwriter	Principal Amount of Securities
Barclays Capital Inc.	$133,500,000
Citigroup Global Markets Inc.	133,500,000
Goldman Sachs & Co. LLC	133,500,000
RBC Capital Markets, LLC	133,500,000
Lloyds Securities Inc.	18,000,000
SMBC Nikko Securities America, Inc.	18,000,000
Academy Securities, Inc.	6,000,000
Blaylock Van, LLC	6,000,000
Loop Capital Markets LLC	6,000,000
Samuel A. Ramirez & Company, Inc.	6,000,000
Telsey Advisory Group LLC	6,000,000

Total	$600,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at that price less a concession not in excess of 0.300% per note. Any such dealers may resell such notes to certain other brokers or dealers at a discount of up to 0.200% per note from the public offering price.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms with respect to the notes. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•

we will not, during the offering of the notes, without the prior written consent of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, offer, sell, contract to sell or otherwise dispose of in a capital markets transaction any debt securities issued or guaranteed by us and having a tenor of more than one year; and

•

we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

	Per Note	Total
Price to public (1)	100.000%	$600,000,000
Underwriting discount	0.500%	$3,000,000
Proceeds, before expenses, to Ally	99.500%	$597,000,000

(1)	Plus accrued interest, if any, from July 31, 2025.

The expenses of the offering, not including the underwriting discount, are estimated at approximately $1,500,000 and are payable by us.

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in such notes, but they are not obligated to do so. Any market making with respect to the notes may be discontinued without notice at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters or their respective affiliates have received significant fees. In addition, certain of the underwriters or their affiliates may serve as agents and lenders under certain of our existing credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities or instruments of the issuer. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or those affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially any notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We expect that delivery of the notes will be made to investors against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required to specify alternate settlement arrangements to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus are a prospectus for the purposes of the Prospectus Regulation.

United Kingdom – Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2 of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation, and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, and “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making it available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making it available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the FSMA from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus are a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation), who also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) are high net worth companies or other persons to whom it may otherwise be lawfully communicated falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”) or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea (“Korea”) or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been, and neither will be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore, other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where any notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notification under Section 309B(1) of the SFA—The notes shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 19, 2025;

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 5, 2025;

(c) Current Reports on Form 8-K, filed with the SEC on March 4, 2025, May  8, 2025 (Item 5.07 only), May  15, 2025, July  24, 2025 and July 28, 2025; and

(d) The information from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2025, specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2024.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the consummation of the offering, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in this prospectus supplement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus supplement will be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document (or part thereof) that is, or is considered to be, incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded will not be considered, except as so modified or superseded, to constitute part of this prospectus supplement.

Copies of each of the documents incorporated by reference into this prospectus supplement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost, by writing or calling us at the following email and telephone number:

Ally Financial Inc.

Attention: Investor Relations

Email: investor.relations@ally.com

Tel: (866) 710-4623

Ally is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. Ally’s filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

VALIDITY OF THE SECURITIES

The validity of the notes offered pursuant to this prospectus supplement will be passed upon for Ally by Sullivan & Cromwell LLP, New York, New York. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Ally Financial Inc. incorporated by reference in this prospectus supplement, and the effectiveness of Ally Financial Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

PROSPECTUS

Ally Financial Inc.

SENIOR NOTES

SUBORDINATED NOTES

PREFERRED STOCK

DEPOSITARY SHARES

Ally Financial Inc. may offer from time to time senior notes, subordinated notes, preferred stock and depositary shares representing interests in preferred stock in one or more offerings.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any such offer. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution and any applicable underwriting discounts and commissions. The securities offered by this prospectus, unless stated otherwise in the applicable prospectus supplement, will not be listed on any exchange, listing authority or quotation system.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 2 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

The securities offered by this prospectus will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2022

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

References in this prospectus to “Ally,” “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless the context otherwise requires.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. For the securities being sold, the prospectus supplement will include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to us. The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Information Incorporated by Reference; Where You Can Find More Information.”

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, and June 30, 2022;

(c)	Current Reports on Form 8-K filed on January 11, 2022 (Item 8.01 only), May 4, 2022 (Item 5.07 only), June 9, 2022, and October 18, 2022; and

(d)

Portions of the Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders held on May 3, 2022, incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2021.

We are also incorporating by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement, except that, unless otherwise indicated, we are not incorporating documents or information deemed to have been furnished and not filed in accordance with SEC rules.

Ally is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto. Information about us, including our SEC filings, is also available at our Internet site at http://www.ally.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

Ally Charlotte Center

601 S. Tryon Street

Charlotte, North Carolina 28202

Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions are intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including, without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the other documents incorporated by reference herein. See “Information Incorporated by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus, including those under “Risk Factors” in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein. Such forward-looking statements apply only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement is made.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus. It does not contain all of the information that is important to you. Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement containing specific information about the terms of that offering in their entirety, including the information incorporated by reference, to understand fully the terms of the securities, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 2 hereof or incorporated by reference herein as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page iv.

Ally Financial Inc.

Ally Financial Inc. is a leading digital financial-services company with $185.7 billion in assets as of June 30, 2022. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the United States and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending, point-of-sale personal lending, consumer credit cards, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our corporate finance business offers capital for equity sponsors and middle-market companies.

Our principal executive offices are located at Ally Detroit Center, 500 Woodward Ave., Detroit, Michigan 48226, and our telephone number is (866) 710-4623.

Securities Being Offered

Ally has filed a registration statement with the SEC under a “shelf” registration procedure. Under this procedure, Ally may offer and sell from time to time, in one or more series, any one or a combination of the following securities:

•	Senior Notes of Ally (“senior notes”);

•	Subordinated Notes of Ally (“subordinated notes”);

•	Shares of Preferred Stock of Ally (“preferred stock”); and

•	Depositary Shares (“depositary shares”).

Unless we state otherwise in the applicable prospectus supplement, the securities will be sold for, and amounts payable with respect to any such securities will be payable in, U.S. dollars.

RISK FACTORS

Investing in the securities covered by this prospectus involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include working capital; reduction, retirement or refinancing of outstanding debt; capital expenditures; redemptions or repurchases of certain outstanding securities; and acquisitions and other business opportunities. Pending such applications, such proceeds may be temporarily invested in short-term marketable securities or applied to the reduction of short-term indebtedness.

DESCRIPTION OF SENIOR NOTES

The following description of the terms of the senior notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the senior notes offered and the extent, if any, to which the general provisions apply to the senior notes.

In this description, references to “Ally,” “we,” “our,” “ours,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue the senior notes under the indenture dated as of July 1, 1982, as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, the fifth supplemental indenture dated as of September 30, 1998, and the sixth supplemental indenture dated as of June 9, 2022 (as so amended, the “1982 Indenture”), among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Each series of senior notes will constitute a separate series of notes from those series previously issued under the 1982 Indenture. Those terms of a series of senior notes that differ from or that are in addition to the terms of the 1982 Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of senior notes. For the purposes of amending or modifying the 1982 Indenture, the holders of senior notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the 1982 Indenture (together, the “1982 Indenture Debt Securities”).

The following description is a summary of certain provisions of the 1982 Indenture and the senior notes. It does not restate the 1982 Indenture or the senior notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the 1982 Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information.”

Unless we state otherwise in the applicable prospectus supplement, each series of senior notes will be issued in fully registered book-entry form without coupons in minimum denominations of $1,000 principal amount and integral multiples of $1,000 above that amount. Each series of senior notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, each series of senior notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Each series of senior notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on a series of senior notes that bear interest at a fixed rate will be computed on the basis of a 360-day year of twelve 30-day months, and interest on a series of senior notes that bear interest at a floating rate will be computed on the basis of the actual number of days elapsed over a 360-day year.

With respect to senior notes that bear interest at a fixed rate, interest on each series of senior notes will accrue from and including the date such series of senior notes is issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

With respect to senior notes that bear interest at a floating rate, interest on each series of senior notes will accrue from and including the issue date or from and including the most recent interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). If the maturity date or a redemption date, if applicable, of a senior note that bears interest at a floating rate falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless Ally fails to make a payment on such next succeeding business day.

No Guarantees

None of Ally’s subsidiaries will guarantee the senior notes.

Ranking

The senior notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all 1982 Indenture Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to the senior notes. The senior notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt.

The senior notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of each of Ally’s subsidiaries to the extent of the value of the assets of such subsidiaries.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the applicable series of senior notes will not be subject to redemption prior to maturity and there will be no sinking fund for such senior notes.

Certain Covenants

Limitation on Liens

The 1982 Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the senior notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal, or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The 1982 Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the successor corporation (if other than Ally) shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation shall expressly assume the interest and principal (and premium, if any) due under the 1982 Indenture Debt Securities and the performance and observance of all applicable conditions and covenants. In either case, the 1982 Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the 1982 Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the 1982 Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within 15 days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the 1982 Indenture as may be required from time to time by such rules and regulations.

Modification of the 1982 Indenture

The 1982 Indenture contains provisions permitting Ally and the Trustee to modify or amend the 1982 Indenture or any supplemental indenture or the rights of the holders of the 1982 Indenture Debt Securities issued, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the 1982 Indenture Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each 1982 Indenture Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any 1982 Indenture Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each 1982 Indenture Debt Security so affected; or

•

reduce the aforesaid percentage of the 1982 Indenture Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all 1982 Indenture Debt Securities then outstanding under the 1982 Indenture.

The 1982 Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the 1982 Indenture, without the consent of the holders of the 1982 Indenture Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of the 1982 Indenture Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default, an Event of Default (as defined below) or a Covenant Breach (as defined below) permitting the enforcement of all or any of the several remedies provided in the 1982 Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

•

to permit or facilitate the issuance of 1982 Indenture Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the 1982 Indenture as shall not adversely affect the interests of the holders of any 1982 Indenture Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of a particular series of senior notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only that series of senior notes and the holders of other 1982 Indenture Debt Securities shall not have any voting rights with respect to such matters as they relate to that series of senior notes.

Events of Default

An event of default with respect to a series of senior notes is defined in the 1982 Indenture as being (the “Events of Default”):

•	default for 30 days in payment of any principal or premium, if any, with respect to such series of senior notes;

•	default for 30 days in payment of any interest with respect to such series of senior notes; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

In case any of the first or second Events of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the 1982 Indenture Debt Securities affected thereby then outstanding may declare the principal amount of all 1982 Indenture Debt Securities affected thereby to be due and payable. In case an event of default as set out in the third Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all 1982 Indenture Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding 1982 Indenture Debt Securities to be due and payable. Any Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the applicable series of senior notes, or of all outstanding 1982 Indenture Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of 1982 Indenture Debt Securities shall have been declared to be payable, all series will be treated as a single class.

For 1982 Indenture Debt Securities issued on or after June 9, 2022, no other defaults under or breaches of the 1982 Indenture or any 1982 Indenture Debt Securities will result in an Event of Default, whether after notice, the passage of time or otherwise and therefore none of such other events (even if constituting a Covenant Breach (as defined below)) will result in a right of acceleration of the payment of the outstanding principal amount of such 1982 Indenture Debt Securities. However, certain events may give rise to a Covenant Breach.

A “Covenant Breach” under the 1982 Indenture, as to any series of 1982 Indenture Debt Securities issued on or after June 9, 2022, includes any default in the performance of any other covenant in the 1982 Indenture or such 1982 Indenture Debt Securities for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of such series of 1982 Indenture Debt Securities at the time outstanding.

Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the 1982 Indenture. The 1982 Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of a series of senior notes shall vote as a separate class from the holders of the other 1982 Indenture Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only such series of senior notes and no other series of 1982 Indenture Debt Securities.

Subject to the provisions of the 1982 Indenture relating to the duties of the Trustee in case an Event of Default or Covenant Breach shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 1982 Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the 1982 Indenture Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The 1982 Indenture shall cease to be of further effect with respect to a series of senior notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all senior notes of such series theretofore authenticated (other than any senior notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such senior notes of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all senior notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the 1982 Indenture by Ally with respect to the senior notes of such series.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable series of senior notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of any series of senior notes, create and issue further notes ranking equally with the existing series of senior notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with a particular series of existing senior notes and have the same terms as to status, redemption or otherwise as such senior notes.

Concerning the Trustee

The Trustee will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to each series of senior notes. The Corporate Trust Office of the Trustee is currently located at 240 Greenwich Street, Floor 7W, New York, NY 10286, U.S.A., Attention: Corporate Trust Administration.

The 1982 Indenture provides that the Trustee, prior to the occurrence of an Event of Default or Covenant Breach of a series of senior notes and after the curing of all such Events of Default and Covenant Breaches of such series which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the 1982 Indenture. If any such Event of Default or Covenant Breach has occurred (which has not been cured) with respect to a particular series of senior notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the 1982 Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The 1982 Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of senior notes with the same rights it would have if it were not the Trustee or agent; provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the 1982 Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The 1982 Indenture is and the senior notes will be governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF SUBORDINATED NOTES

The following description of the terms of the subordinated notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the subordinated notes offered and the extent, if any, to which the general provisions apply to the subordinated notes.

In this description, references to “Ally,” “we,” “our,” “ours,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue subordinated notes under the indenture dated as of November 20, 2015 (as it may be amended from time to time, the “Subordinated Indenture”) between Ally and The Bank of New York Mellon, as trustee (the “Trustee”). Each series of subordinated notes will constitute a separate series of notes from those previously issued under the Subordinated Indenture. Those terms of a series of subordinated notes that differ from or that are in addition to the terms of the Subordinated Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of subordinated notes. For the purposes of amending or modifying the Subordinated Indenture, the holders of subordinated notes will generally vote as a single class with the holders of subordinated debt securities of all other series at the time outstanding under the Subordinated Indenture (together, the “Subordinated Debt Securities”).

The following description is a summary of certain provisions of the Subordinated Indenture and the subordinated notes. It does not restate the Subordinated Indenture or the subordinated notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the Subordinated Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information.”

Unless we state otherwise in the applicable prospectus supplement, the subordinated notes will be issued in fully registered book-entry form without coupons in minimum denominations of $1,000 principal amount and integral multiples of $1,000 above that amount. Unless we state otherwise in the applicable prospectus supplement, each series of subordinated notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, each series of subordinated notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Each series of subordinated notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on a series of subordinated notes that bear interest at a fixed rate will be computed on the basis of a 360-day year of twelve 30-day months, and interest on a series of subordinated notes that bear interest at a floating rate will be computed on the basis of the actual number of days elapsed over a 360-day year.

With respect to subordinated notes that bear interest at a fixed rate, interest on each series of subordinated notes will accrue from and including the date such series of subordinated notes are issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for with respect to such subordinated notes to but excluding the relevant interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

With respect to subordinated notes that bear interest at a floating rate, interest on each series of subordinated notes will accrue from and including the issue date or from and including the most recent interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). If the maturity date or a redemption date, if applicable, of a subordinated note that bears interest at a floating rate falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless Ally fails to make a payment on such next succeeding business day.

No Guarantee

None of Ally’s subsidiaries will guarantee the subordinated notes.

Ranking

The subordinated notes will rank equally in right of payment with all existing and future unsecured Indebtedness Ranking on a Parity (as defined below) of Ally with the subordinated notes, junior in right of payment to all existing and future Senior Indebtedness (as defined below) of Ally and senior in right of payment to any of Ally’s existing and future Indebtedness Ranking Junior to the Subordinated Debt Securities (as defined below). The subordinated notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt.

The subordinated notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of subsidiaries of Ally to the extent of the value of the assets of such subsidiaries.

Subordination to Senior Indebtedness

Ally’s obligation to make any payment on account of the principal of, or premium, if any, and interest, if any, on the subordinated notes will be subordinated and junior in right of payment to Ally’s obligations to the holders of its Senior Indebtedness to the extent described herein.

In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving Ally, whether voluntary or involuntary, all of Ally’s obligations to holders of its Senior Indebtedness will be entitled to be paid in full before any payment, whether in cash, property, or otherwise, can be made on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities, including the subordinated notes. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until Ally cures the default or event of default or the default or event of default is waived or ceases to exist, Ally will not make any payment of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities, including the subordinated notes, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, including the subordinated notes.

By reason of the above subordination in favor of the holders of Ally’s Senior Indebtedness, in the event of Ally’s bankruptcy or insolvency, holders of Ally’s Senior Indebtedness may receive more, ratably, and holders of the subordinated notes having a claim pursuant to the subordinated notes may receive less, ratably, than Ally’s other creditors.

The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by Ally. Ally expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the applicable series of subordinated notes will not be subject to redemption prior to maturity and there will be no sinking fund for such subordinated notes. No redemption or early redemption, if applicable, of amounts owed under any series of subordinated notes may be made without the prior written consent of the Federal Reserve.

Certain Covenants

Merger and Consolidation

The Subordinated Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the successor corporation (if other than Ally) shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation shall expressly assume the interest and principal (and premium, if any) due under the subordinated notes and the performance and observance of all applicable conditions and covenants. In either case, the Subordinated Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the Subordinated Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the Subordinated Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within 15 days after Ally is required to file the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the Subordinated Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the subordinated notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Modification of the Subordinated Indenture

The Subordinated Indenture contains provisions permitting Ally and the Trustee to modify or amend the Subordinated Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debt Securities issued, with the consent of the holders of not less than 662/3% in aggregate principal amount of the outstanding Subordinated Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each Subordinated Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any Subordinated Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Subordinated Debt Security so affected;

•

reduce the aforesaid percentage of Subordinated Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Subordinated Debt Securities then outstanding under the Subordinated Indenture; or

•

make any change to the “Miscellaneous Provisions” of the Subordinated Indenture that would adversely affect the holders of all Subordinated Debt Securities then outstanding without the consent of each holder so affected.

The Subordinated Indenture further provides that, in determining whether the holders of the requisite principal amount of a series of subordinated notes outstanding have performed any act under the Subordinated Indenture, subordinated notes of such series owned by us or any other obligor upon the subordinated notes of such series or any of our affiliates or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only subordinated notes of such series that the Trustee knows to be so owned shall be so disregarded.

The Subordinated Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the Subordinated Indenture, without the consent of the holders of the Subordinated Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of Subordinated Debt Securities;

•

to permit or facilitate the issuance of Subordinated Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Subordinated Indenture as shall not be inconsistent with any provision of the Subordinated Indenture, provided that such other provisions shall not adversely affect the interests of the holders of any Subordinated Debt Securities of any series;

•	to evidence and provide for the acceptance and appointment by a successor trustee; or

•	to effect certain other limited purposes described in the Subordinated Indenture.

Notwithstanding the foregoing, holders of a particular series of subordinated notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only that series of subordinated notes and the holders of other Subordinated Debt Securities shall not have any voting rights with respect to such matters as they relate to that series of subordinated notes.

Events of Default

The only Events of Default under the Subordinated Indenture with respect to the subordinated notes will be certain events in bankruptcy, receivership or insolvency involving us.

In case an “Event of Default” with respect to the subordinated notes as a result of bankruptcy, receivership, insolvency or reorganization involving us shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Subordinated Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding Subordinated Debt Securities to be due and payable. An Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the subordinated notes, or of all the outstanding Subordinated Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of Subordinated Debt Securities shall have been declared to be payable, all series will be treated as a single class.

The application of the foregoing paragraph and any other rights under the Subordinated Indenture would, in the event of the bankruptcy or insolvency involving us, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the subordinated notes. At any time after a declaration of acceleration with respect to the subordinated notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration but only if all Defaults have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

The following events will be “Defaults” under the Subordinated Indenture with respect to the subordinated notes:

•	default in payment of any principal or premium, if any, with respect to the subordinated notes;

•	default for 30 days in payment of any interest with respect to the subordinated notes; or

•

default in the performance of any other covenant in the Subordinated Indenture or the subordinated notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of the subordinated notes at the time outstanding.

The maturity of each series of subordinated notes will be subject to acceleration only upon the occurrence of an Event of Default. There will be no right of acceleration upon the occurrence of any Default other than an Event of Default. If a Default with respect to a series of subordinated notes occurs and is continuing, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of such subordinated notes (including, without limitation, the right to timely payment of interest) or the performance of any covenant or agreement in the Subordinated Indenture, including by instituting a judicial proceeding for the collection of sums due and unpaid. The Subordinated Indenture provides that any judgment received in respect of any obligation in respect of a series of subordinated notes will be subordinated to the same extent as any other right to payment under such subordinated notes.

The holders of a series of subordinated notes shall vote as a separate class from the holders of the other Subordinated Debt Securities with respect to any Defaults or remedies relating thereto as a result of any covenants, obligations or provisions affecting only such series of subordinated notes and no other series of Subordinated Debt Securities.

Subject to the provisions of the Subordinated Indenture relating to the duties of the Trustee in case a Default or Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Subordinated Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Subordinated Indenture. The Subordinated Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Satisfaction and Discharge

The Subordinated Indenture shall cease to be of further effect with respect to a series of subordinated notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all subordinated notes of such series theretofore authenticated (other than any subordinated notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such subordinated notes of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all subordinated notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the Subordinated Indenture by Ally with respect to the subordinated notes of such series.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable series of subordinated notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of any series of subordinated notes, create and issue further notes ranking equally with the existing series of subordinated notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with a particular series of existing subordinated notes and have the same terms as to status, redemption or otherwise as subordinated notes.

Concerning the Trustee

The Trustee for the subordinated notes will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to each series of subordinated notes. The Corporate Trust Office of the Trustee is currently located at 240 Greenwich Street, Floor 7W, New York, NY 10286, U.S.A., Attention: Corporate Trust Administration.

The Subordinated Indenture provides that the Trustee, prior to the occurrence of an Event of Default of the subordinated notes and after the curing of all such Events of Default of the subordinated notes which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Subordinated Indenture. If any such Event of Default has occurred (which has not been cured) with respect to a particular series of subordinated notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Subordinated Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Subordinated Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of subordinated notes with the same rights it would have if it were not the Trustee or agent; provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Subordinated Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Subordinated Indenture is and the subordinated notes will be governed by and will be construed in accordance with the laws of the State of New York.

Certain Definitions

“Indebtedness for Money Borrowed” means:

•	any obligation of ours, or any obligation guaranteed by Ally, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	obligations associated with derivative products, such as interest-rate and foreign-exchange-rate contracts, commodity contracts and similar arrangements; and

•	any deferred obligations for the payment of the purchase price of property or assets.

“Indebtedness Ranking Junior to the Subordinated Debt Securities” means any of Ally’s Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to Ally’s subordinated notes (and any other Indebtedness Ranking on a Parity with Ally’s Subordinated Debt Securities) in right of payment upon the happening of any event of bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding-up involving Ally, whether voluntary or involuntary.

“Indebtedness Ranking on a Parity” with the Subordinated Debt Securities means Ally’s Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to our Subordinated Debt Securities in the right of payment upon the happening of any event of the kind specified in the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding-up involving Ally, whether voluntary or involuntary.

“Senior Indebtedness” means Ally’s Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Subordinated Debt Securities or Indebtedness Ranking Junior to the Subordinated Debt Securities. Senior Indebtedness also includes any deferrals, renewals or extensions of the Senior Indebtedness.

DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus, the authorized capital stock of Ally Financial Inc. consists of 1,400,000,000 shares of capital stock, of which 1,100,000,000 shares are shares of common stock, $0.01 par value per share, and 300,000,000 shares are shares of preferred stock, $0.01 par value per share, issuable in series.

As of July 28, 2022, 308,529,835 shares of common stock were issued and outstanding and 2,350,000 shares of preferred stock were issued and outstanding, comprised of 1,350,000 shares of 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, and 1,000,000 shares of 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C.

To the extent authorized, we may issue preferred stock under the currently existing series of preferred stock. In addition, we may issue new series of preferred stock. We may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. See “Description of Depositary Shares.”

The following discussion of the material provisions of the preferred stock, Ally’s Amended and Restated Certificate of Incorporation and Bylaws are qualified in their entirety by reference to such Amended and Restated Articles of Incorporation and Bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Ally may issue shares of preferred stock in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other securities. When Ally offers to sell a particular series of preferred stock, Ally will describe the specific terms of such preferred stock in a supplement to this prospectus. The preferred stock will be issued under a certificate of designation, which forms, or will form, a part of Ally’s Amended and Restated Certificate of Incorporation at the time such preferred stock is issued. The form of articles of amendment relating to the certificate of designation of a series of preferred stock will be incorporated by reference in the registration statement of which this prospectus forms a part. The terms of the preferred stock offered by any prospectus supplement may differ from the general terms set forth in this prospectus.

If Ally offers preferred stock, the terms of any particular series of preferred stock, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable) the voting rights (if any), designations, powers, preferences, and the relative, participating, optional or other rights (in each case, if any), and the qualifications, limitations, or restrictions of any unissued series of preferred stock. The applicable prospectus supplement will also describe any restrictions to which the preferred stock being offered will be subject pursuant to the terms of Ally’s then-outstanding capital stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Ally or to remove present management and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of Ally. No holder of preferred stock will be entitled, as a matter of right, to subscribe for or purchase any shares of preferred stock or common stock.

Any preferred stock that we issue will, when issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to common stock, and on a parity with shares of any other then outstanding series of preferred stock. Therefore, any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock. In addition, under certain circumstances, preferred stock could also restrict dividend payments to our holders of common stock.

The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following description briefly summarizes the material terms and provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms which will be disclosed in the relevant prospectus supplement. The terms of any depositary shares and any depositary receipts that we offer for sale and any deposit agreement relating to a particular series of preferred stock will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. We will file the form of deposit agreement, including the form of depositary receipt, with the SEC before we issue any depositary shares. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or other financial institution we select as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or in such other manner as we may determine to be fair and equitable.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will transmit the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will seek to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing such series of preferred stock, it will not vote to the extent of the shares of such series of preferred stock represented by such depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement that has been amended thereby.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Ally.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the preferred stock and any money and other property represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges or expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Ally, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary.

Miscellaneous

The preferred stock depositary will transmit to the holders of depositary shares all reports and communications from Ally that are delivered to the preferred stock depositary and that Ally is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Ally will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Ally and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Ally and the preferred stock depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

BOOK-ENTRY, DELIVERY AND FORMS OF NOTES AND DEPOSITARY SHARES

Unless otherwise stated in the applicable prospectus supplement and except as set forth below, debt securities described in this prospectus (“notes”) and the applicable prospectus supplement will be issued in registered, global form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Initially, the Trustee will act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar for the notes.

Unless otherwise stated in the applicable prospectus supplement and except as set forth below, depositary shares described in this prospectus will be issued under a book-entry system in the form of one or more global depositary receipts (the “Global Depositary Receipts”). The Global Depositary Receipts will be registered in the name of DTC or its nominee. The Global Depositary Receipts will be deposited with the preferred stock depositary. Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the deposit agreement.

Except as set forth below, the Global Notes and Global Depositary Receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfers of beneficial interests in the Global Notes and Global Depositary Receipts will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience.

These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes and Global Depositary Receipts will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes or Global Depositary Receipts).

Investors in the Global Notes or Global Depositary Receipts may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note or Global Depositary Receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note or Global Depositary Receipt to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note or Global Depositary Receipt to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes or Global Depositary Receipt will not have notes or depositary shares registered in their names, will not receive physical delivery of notes or depositary shares in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes or the deposit agreement governing the depositary shares for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note and of dividends, if any, distributions upon liquidation or other distributions with respect to a Global Depositary Receipt registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes or the deposit agreement governing the depositary shares. Under the terms of the indenture governing the notes or the deposit agreement governing the depositary shares, we and the Trustee or the preferred stock depositary, as applicable, will treat the persons in whose names the notes, including the Global Notes, or depositary shares, including the Global Depositary Receipts, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the Trustee, the preferred stock depositary nor any agent of us, the Trustee or such preferred stock depositary has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or Global Depositary Receipts, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or Global Depositary Receipts or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest) or the depositary shares (including dividends and distributions upon liquidation), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their beneficial ownership of an interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes or depositary shares will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, any preferred stock depositary or us. Neither we, the Trustee nor any such preferred stock depositary will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes or depositary shares, and we, the Trustee and any such preferred stock depositary may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes or Global Depositary Receipts are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note or Global Depositary Receipt in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes or depositary shares only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes or Global Depositary Receipts, as applicable, and only in respect of such portion of the aggregate amount of the notes or depositary shares as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

Owners of beneficial interests in a Global Depositary Receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purpose under the deposit agreement, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or its successor or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a Participant, on the procedures of the Participant or Indirect Participant through which the beneficial owner owns its interest to exercise any rights of a holder under the deposit agreement.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes and Global Depositary Receipts among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the Trustee nor any preferred stock depositary, nor any of our or their respective agents, will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the notes, and in accordance with the certification requirements set forth in the indenture governing the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

Payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases during the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts, concessions or commissions they give to dealers.

Direct Sales

We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement or pricing supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for Ally by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements of Ally Financial Inc. incorporated by reference in this Prospectus, and the effectiveness of Ally Financial Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.